Exhibit 10.6
April 19, 2006
Mr. Charles J. Hendrickson
7 Harbour Point Drive
Northport, New York 11768
Dear Charles:
     I am delighted to offer you a position as a Managing Director and Treasurer of Jefferies & Company, Inc. (“Jefferies”). The terms of our offer are conditioned only on you commencing your employment with us no later than July 1, 2006 and successfully passing our normal background investigation and drug-screening test. This agreement will govern the terms of our relationship for the period from the commencement of your employment through December 31, 2007 (the “Term”).
I.	EMPLOYEE’S REPRESENTATIONS AND WARRANTIES
     You represent and warrant to Jefferies that:
     A. As of the date of this Agreement, you are not currently employed.
     B. You have not breached any contract or other agreement relating to your employment with any prior employer.
     C. You are not subject to any agreement with or policy of any previous employer that would prevent or restrict you from engaging in activities competitive with the activities of your previous employers or from directly or indirectly soliciting employees to leave the employ of such previous employers, or from directly or indirectly soliciting any clients or customers of such previous employers to transfer its business away from such previous employers or, if you are subject to such an agreement or policy, you have complied and will comply with it.
     D. To the best of your current knowledge and belief, your performance of all the terms of this Agreement and as an employee of Jefferies does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment hereunder, and that you will not disclose to Jefferies or induce Jefferies or any of its affiliates to use any confidential or proprietary information or material belonging to any previous employer or others.
     E. You have not requested, solicited or encouraged, and you will not request, solicit or encourage, any employees, customers or clients of your previous employers to join Jefferies or to leave your previous employers in violation of any common law duties or other obligations to your previous employers.
     F. You are not subject to any employment agreement with or policy of any previous employer that would require you to give notice to such previous employer of your resignation in order for such resignation to become effective, unless you have given, or will give, such notice, and any period of time required to elapse before such resignation becomes effective will have elapsed before you commence your employment with Jefferies.
     G. You have not taken or retained (and will not take or retain) any documents or files, whether in hard copy or electronic form, which were created, collected or received by you in connection with your previous employment, except for documents and files relating solely to your compensation and benefits.
II.	COMPENSATION
A.	During the Term of this Agreement, you will receive a salary at the rate of $16,666.66 per month, to be paid in equal installments on approximately the 15th and 30th day of each month.

B.	In addition to the foregoing, Jefferies will pay you a bonus in the amount of $200,000.00 for calendar year 2006, to be paid no later than February 28, 2007 and a bonus in the amount of $400,000.00 for calendar year 2007, to be paid no later than February 29, 2008. In order for such bonuses to be earned and received by you, you must be employed and in good standing on the date the bonus payments are to be paid by Jefferies.

C.	Other than the bonuses described in Section II.B above, any other bonus during the time you are an employee of Jefferies, whether for calendar year 2006, 2007 or any other period during which you are an employee of Jefferies, will be determined by Jefferies in its sole and absolute discretion, both in terms of amount and payment. In order for such bonus to be earned and received by you, you must be employed and in good standing on the date the bonus payments are to be paid by Jefferies.
III.	RESTRICTED STOCK UNITS
     As soon as practicable after commencement of your employment, I will recommend to the Compensation Committee of the Board of Directors of Jefferies Group, Inc. (“Group”) that you receive $600,000.00 worth of restricted stock units (“RSUs”) of Group. The number of RSUs to be granted to you will be determined by the closing price of a share of Group common stock on the date of the grant.
     Provided that you remain in the employ of Jefferies on the grant date and each of the vesting dates, the RSUs will vest as to 20% of the RSUs on each anniversary of the date of grant. However, the shares of common stock will not be distributed to you until approximately sixty days following the last vesting date or such other later date as you may specify within the first thirty (30) days of your grant or such other period as may be permitted by applicable provisions of the Internal Revenue Code. If your employment is terminated by you or by Jefferies for any reason prior to the last vesting date, the RSUs which have not yet vested shall be forfeited. The grant of the RSUs is subject to (a) the approval of the Compensation Committee of Group, (b) the execution of an agreement governing the grant, in such form as is requested by Group, and (c) your continued employment with Jefferies on the grant date.
IV.	TERMINATION
     During the period you are employed by Jefferies (whether during or after the Term), you agree that you shall give Jefferies two months’ notice of your intent to terminate your employment (the “Notice Period”). During the Notice Period, you will continue to be entitled to receive your salary (but not any bonus), your fiduciary duties and your obligations to Jefferies as an employee of Jefferies will continue, and you will cooperate in the transition of your responsibilities. Jefferies shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period.
     This agreement may also be terminated by Jefferies for Cause without further obligation hereunder. “Cause” shall mean your:
A.	Neglect, failure or refusal to timely perform the duties of your employment (other than by reason of a physical or mental illness or impairment), or your gross negligence in the performance of your duties;

B.	Material breach of any agreements, covenants or representations made in any employment agreement or other agreement with Jefferies or any subsidiary or affiliate of Jefferies or violation of Jefferies’ internal policies or procedures as are in effect as of the date such action is taken, including but not limited to Group’s Code of Ethics and Standards of Employee Conduct, as amended from time to time;

C.	Violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to you, Jefferies or any affiliate of Jefferies or any material general policy or directive of Jefferies or any affiliate;

D.	Conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever;

E.	Failure to obtain or maintain any registration, license or other authorization or approval that you are required to maintain or that Jefferies or any affiliate of Jefferies reasonably believes is required in order for you to perform your duties; or

F.	Willful failure to execute a directive of the Board of Directors of Group or Jefferies, the Executive Committee of Jefferies, or your supervisor (unless such directive would result in the commission of an act which is illegal or unethical) or commission of an act against the directive of the Board of Directors, the Executive Committee or your supervisor.

     You agree that if Jefferies terminates your employment for Cause, Jefferies shall have no obligation whatsoever to make any further payments to you hereunder.
     If Jefferies terminates your employment without Cause prior to the end of the Term, you acknowledge and agree that Jefferies’ liability under this Agreement for any alleged termination of your employment without Cause shall be limited to, and Jefferies will pay you, provided that you execute within 21 days (or such longer period as may be required by law) a settlement agreement and release in such form as is requested by Jefferies (and any period of revocation required by law has expired without you exercising your right to revoke your agreement to the settlement agreement and release), two months’ salary, it being understood that any severance or other payment hereunder that would be payable within less than six months following your termination of employment will be delayed, where necessary to avoid tax penalties under Section 409A of the Internal Revenue Code, to the date that is six months after your termination of employment. For this purpose, termination of employment shall mean a “separation from service” as defined in Proposed Treasury Regulation Section 1.409A-1(h) (or any successor regulation).
V.	ADDITIONAL OBLIGATIONS
     A. Confidential Information. During and after your employment by Jefferies, you will not, directly or indirectly in one or a series of transactions, disclose to any person, or use or otherwise exploit for your own benefit or for the benefit of anyone other than Jefferies, any Confidential Information of Jefferies (as such term is defined in Exhibit A hereto), whether or not reduced to writing or physical embodiment and whether prepared by you or not. The terms of this Section V.A shall survive the termination of your employment with Jefferies, regardless of who terminates your employment, or the reasons therefor.
     B. Non-Competition. While you are an employee of Jefferies and for a period of thirty days after the termination of your employment (whether such termination is by you or by Jefferies), you shall not engage in Competitive Activity (as such term is defined in Exhibit A hereto).
     C. Non-Solicitation. (i) While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly, solicit any employees, contractors, or other persons who have rendered services to Jefferies and (ii) while you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customers or clients of Jefferies, all as more fully set forth in Exhibit A hereto.
     D. If you breach your obligations in any material respect under this Section V, Jefferies, in addition to pursuing all available remedies, at law or otherwise, and without limiting its right to pursue the same, shall cease all payments to you under this Agreement.
VI.	MISCELLANEOUS
     You will be entitled to a benefits package commensurate with that received by other employees of Jefferies during your employment. The amounts referred to above are gross amounts and will be subject to all statutory and any voluntary deductions.

     This agreement, together with Exhibit A hereto, constitutes the entire agreement of you and Jefferies with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement.
     This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflicts of laws, to the extent that such principles or rules would require or permit the application of the law of another jurisdiction. You hereby consent that any arbitration proceeding brought by you with respect to matters related to your employment or this agreement shall be brought before the NASD in the Borough of Manhattan in the State of New York, or if you are permitted to bring such action in a state or federal court, then you hereby consent to the personal jurisdiction of the state and federal courts sitting in the City and State of New York with respect to matters related to your employment or this agreement, and agree that any action with respect thereto shall be brought in such courts.
     If the above terms are acceptable to you, I request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to me.

Sincerely,
/s/ Joseph A. Schenk
Joseph A. Schenk
Executive Vice President

AGREED TO AND ACCEPTED BY:
/s/ Charles J. Hendrickson	Dated: April 22, 2006
Charles J. Hendrickson

EXHIBIT A
1.	CONFIDENTIAL INFORMATION
     “Confidential Information” means research, processes, procedures, marketing techniques, marketing and business development plans, client data and financial information. Confidential Information may be disclosed in good faith by you in connection with the performance of your duties under this Agreement. You shall have no obligation hereunder to keep any Confidential Information confidential if and to the extent disclosure of any thereof is specifically required by law; provided, however, that in the event disclosure is required by law, you shall provide Jefferies with prompt notice of such requirement, prior to making the disclosure, so that Jefferies may seek an appropriate protective order. The term “Confidential Information” shall not be deemed to include information publicly known in the trade at the time you first learn of the information or which later becomes commonly known in the trade (other than as a result of a disclosure by you); nor shall the term include general knowledge or general trade information which you independently learn nor information already in your possession prior to your employment by Jefferies.
2.	COMPETITIVE ACTIVITY
     “Competitive Activity” means that you, whether acting alone or in conjunction with others, directly or indirectly
A.	Are rendering services for any organization or engaging (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor, or director) directly or indirectly, in any business which is or becomes competitive with the business of Jefferies, its subsidiaries or affiliates; or

B.	Are inducing any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.
     Notwithstanding the foregoing, following the termination of your employment with Jefferies, you shall be free to purchase stock or other securities of an organization or business so long as it is listed upon a recognized securities exchange or traded over-the-counter and such investment does not represent a greater than five percent equity interest in the organization or business.
3.	NON-SOLICITATION
A.	While you are an employee of Jefferies and for a period of one year following any termination of your employment, you shall not, directly or indirectly:
i.	Solicit, induce, or attempt to influence, any employee of Jefferies, its subsidiaries or affiliates to terminate their employment with Jefferies, its subsidiaries or affiliates; or

ii.	Solicit, hire or retain as an employee or independent contractor, or assist any third party in the solicitation, hiring, or retention as an employee or independent contractor, any person who during the previous 12 months was an employee of Jefferies, or any of its subsidiaries or affiliates.

B.	While you are an employee of Jefferies and for a period of three months following any termination of your employment, you shall not, directly or indirectly, solicit any customer or client of Jefferies, its subsidiaries or affiliates with whom you have had contacts or relationships, directly or indirectly, during and within the scope of your employment with Jefferies or any of its subsidiaries or affiliates, for the purpose or with the intent of encouraging or inducing such customer or client to curtail, limit, or cancel their business with Jefferies, its subsidiaries or affiliates.
4.	ACKNOWLEDGMENTS AND REPRESENTATIONS
     You acknowledge and agree that the time periods referred to in the paragraphs above are reasonable and valid in duration and scope and in all other respects. You also represent that your financial resources, experience and capabilities are such that the enforcement of the foregoing covenants will not prevent you from earning a livelihood, and acknowledge that it would cause Jefferies serious and irreparable injury and cost if you were to use your ability and knowledge in competition with Jefferies or to otherwise breach the obligations contained in this Agreement. If the scope of any of the restrictions set forth above are deemed by any arbitration panel, court or other tribunal to be too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law, and you hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
5.	WORKS FOR HIRE
     You acknowledge and agree that all copyrightable material and other intellectual property developed or prepared for Jefferies by you during your employment by Jefferies, including without limitation (a) all computer software and all elements thereof and (b) all inventions, improvements, discoveries, designs, documents, and other data (whether or not patentable or copyrightable) made, developed, or first reduced to practice by you for Jefferies, whether solely or jointly with others, during the period of your employment by Jefferies, are deemed to be developed and prepared for the sole and exclusive benefit of Jefferies, and all copyrightable material shall constitute works for hire. Jefferies shall have all right, title, and interest in such material and shall be the author thereof for all purposes under the copyright laws. In the event that any copyrightable material is deemed not to be works for hire, you hereby assign such works to Jefferies and agrees, without further compensation or consideration, to immediately take such actions to effect such assignment as may be requested by Jefferies.